Exhibit 99.1

FOR IMMEDIATE RELEASE

Jamie Fulmer (864) 342-5633

jfulmer@advanceamerica.net

Advance America Announces Results of the Fourth Quarter and Year and Declares Dividend

SPARTANBURG, S.C., February 16, 2011 — Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the quarter and year ended December 31, 2010.

Highlights Year and Quarter ended December 31, 2010:

•                  Diluted earnings per share for the year and quarter were $0.58 and $0.26, respectively.

•                  Excluding net charges for legal settlements and pro forma tax rate detailed below, diluted earnings per share for the year would have been $0.77.

•                  Center gross profit for the quarter was $45.0 million.

•                  Income before income taxes for the quarter was $28.3 million.

Commenting on the results of the year and fourth quarter of 2010, Advance America’s President and Chief Executive Officer, Ken Compton said, “Advance America closed the year with solid performance, posting strong results for the quarter and throughout 2010. While the regulatory environment at the state and federal levels continues to evolve, consumer demand for our service remains robust. This trend demonstrates a persistent need for reliable access to affordable short-term credit. As we look toward 2011,

Advance America remains committed to providing a simple, transparent, and regulated credit option that delivers high rates of customer satisfaction and helps to meet the varied financial needs of hardworking consumers.”

Revenues

For the year ended December 31, 2010, total revenues decreased 7.3% to $600.2 million, compared to $647.7 million for the same period in 2009. Total revenues for the quarter ended December 31, 2010 decreased 7.5% to $160.3 million, compared to $173.2 million for the same period in 2009.

These comparisons include the results of operations in Colorado, Kentucky, South Carolina, Virginia, and Washington, where regulatory changes have reduced the Company’s revenue and profitability, and Arizona, where the Company ceased operations in the third quarter of 2010. Revenues in these six states were $78.7 million and $16.7 million for the year and quarter ended December 31, 2010, compared to $148.1 million and $34.7 million for the same periods in 2009. The Company expects to experience lower revenues in most of these where it continues to operate while consumers and competitors adjust to the new regulatory framework.

Excluding Arizona, Colorado, Kentucky, South Carolina, Virginia, and Washington, total revenues for the year and quarter ended December 31, 2010, increased by 4.4% and 3.6%, respectively, compared to the same periods in 2009.

For the quarter ended December 31, 2010, total revenues for the Company’s centers opened prior to October 1, 2009 and still open as of December 31, 2010 decreased 0.2% compared to the same period in 2009.

Excluding Colorado, Kentucky, South Carolina, Virginia, and Washington, total revenues from the Company’s centers opened prior to October 1, 2009 and still open as of December 31, 2010 increased 5.2% for the quarter ended December 31, 2010, compared to the same period in 2009.

Provision for Doubtful Accounts

The provision for doubtful accounts as a percentage of total revenues for the year ended December 31, 2010 was 17.4%, compared to 19.2% for the same period in 2009. Loss reserves were lower during the year ended December 31, 2010 compared to the same periods in 2009 due primarily to a reduction in the write-off rate, partially offset by reduced sales of previously written-off receivables. The Company sold approximately $0.7million of previously written-off receivables during 2010 compared with $3.4 million in 2009.

For the quarter ended December 31, 2010, the provision for doubtful accounts as a percentage of total revenues was 20.7%, compared to 18.3% for the same period in 2009 due primarily to the sale of previously written-off receivables during the fourth quarter of 2009 and increased receivables from a customer account acquisition that occurred late in the fourth quarter of 2010. The Company did not sell any previously written-off receivables during the quarter ended December 31, 2010 compared to $1.3 million during the same period in 2009.

Legal Settlements

The results of the year ended December 31, 2010 include legal settlement expenses net of insurance reimbursements of $18.6 million, compared to $6.4 million for the same period in 2009. The Company believes presenting the effect net of legal settlement charges and the pro forma income tax rate on diluted earnings per share and income before income taxes provides a useful understanding of the Company’s underlying operational performance and the materiality of those charges. Pro forma diluted earnings per share are calculated using a pro forma tax rate as if the legal settlement expense did not occur.   Management uses this measure, among others, to assess the Company’s continuing operations, and it also provides part of the basis for decisions regarding the compensation of management.

Expenses and Center Gross Profit

For the year ended December 31, 2010, the Company’s advertising expense was $20.9 million, or 3.5% of revenue, compared to $22.2 million, or 3.4% of revenues, for the same period in 2009. For the quarter ended December 31, 2010, the Company’s advertising expense was $5.2 million, or 3.2% of revenue, compared to $6.9 million, or 4.0% of revenue, for the same period in 2009.

Center expenses for the year and quarter ended December 31, 2010 were $445.1 million and $115.2 million, respectively, compared to $485.6 million and $123.5 million for the same periods in 2009.

For the year, center gross profit decreased 4.3% to $155.1 million in 2010 from $162.1 million in 2009. Center gross profit was $45.0 million for the quarter ended December 31, 2010, compared to $49.8 million for the quarter ended December 31, 2009, a decrease of 9.6%.

For the year ended December 31, 2010, general and administrative expenses were $62.5 million compared to $56.5 million for the same period in 2009. General and administrative expenses for the quarter ended December 31, 2010 were $14.9 million, compared to $14.4 million for the same period in 2009.

Center Closings

During the quarter ended December 31, 2010, the Company closed or consolidated 19 centers in 10 different states.  The Company had approximately $0.4 million of center closing costs during the quarter ended December 31, 2010, compared to $1.4 million during the same period in 2009. Closing costs include severance, center tear-down costs, lease termination costs, and the write-down of fixed assets.   For the year ended December 31, 2010, the Company closed or consolidated a total of 259 centers.

As of December 31, 2010, the Company had an operating network of 2,352 centers and 62 limited licensees in 30 states, the United Kingdom, and Canada.

Income before Income Taxes

Income before income taxes for 2010 decreased to $65.8 million, compared to $87.5 million for 2009. Income before income taxes for the quarter ended December 31, 2010 was $28.3 million, compared to $32.4 million for 2009.

Income Tax Rate

The effective income tax rate as a percentage of income before income taxes was 38.1% and 45.7% for the year ended December 31, 2009 and 2010, respectively.  The increase in the effective tax rate in the current year is primarily a result of a reduction in state tax expense recognized in the prior year and lower pre-tax profits, primarily as a result of legal settlement charges, along with other discrete items recognized in the current year.

Net Income and Earnings per Share

Net income for 2010 was $35.8 million, compared to $54.2 million for 2009. Net income for the quarter ended December 31, 2010 was $15.8 million, compared to $19.8 million for 2009.

Diluted earnings per share were $0.58 for the year ended December 31, 2010, compared to diluted earnings per share of $0.88 for the same period in 2009. For the quarter ended December 31, 2010, diluted earnings per share were $0.26, compared to diluted earnings per share of $0.32 for the same period in 2009. Excluding the charges for legal settlements and using the pro forma tax rate described above, diluted earnings per share for the year ended December 31, 2010, would have been $0.77 compared to $0.94 for the same period in 2009.

Quarterly Dividend

Today, the Company’s Board of Directors declared a regular quarterly dividend of $0.0625 per share. The dividend, the Company’s 25th consecutive quarterly dividend, will be payable on March 11, 2011 to stockholders of record as of March 1, 2011.

Since its initial public offering in December 2004, the Company has returned approximately $387.2 million in cash to its stockholders through the repurchase of shares and the payment of quarterly dividends.

Conference Call

The Company will discuss the results on a conference call Thursday, February 17, 2011 at 8:00 a.m. (ET).

To listen to this call, please dial the conference telephone number (877) 303-6168. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamerica.net.  An audio replay of the call will be available online or by telephone at (800) 642-1687 (replay pass code: 40330235) until March 2, 2011.

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About Advance America Cash Advance

Founded in 1997, Advance America, Cash Advance Centers, Inc. (NYSE: AEA) is the country’s leading provider of non-bank cash advance services, with approximately 2,352 centers and 62 limited licensees in 30 states, the United Kingdom, and Canada. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices. Please visit www.advanceamerica.net for more information.

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Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance (including, but not limited to, estimated costs associated with the consolidation/closing of centers and the effect of new legislation and regulation on our operations), our business strategy, and expected developments in our industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, copies of which are available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamerica.net

Consolidated Statements of Income

Quarter and Year Ended December 31, 2009 and 2010

(in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2009	2010	2009	2010
	(unaudited)	(unaudited)

Total Revenues	$173,239	$160,250	$647,676	$600,233

Center Expenses:
Salaries and related payroll costs	48,174	44,462	185,599	179,617
Provision for doubtful accounts	31,682	33,128	124,575	104,228
Occupancy costs	22,951	20,253	94,370	87,457
Center depreciation expense	3,032	2,210	13,174	9,806
Advertising expense	6,881	5,166	22,232	20,898
Other center expenses	10,736	10,022	45,606	43,124
Total center expenses	123,456	115,241	485,556	445,130
Center gross profit	49,783	45,009	162,120	155,103

Corporate and Other Expenses (Income):
General and administrative expenses	14,398	14,905	56,526	62,527
Legal settlements	28	24	6,427	18,608
Corporate depreciation and amortization expense	676	468	2,714	2,306
Interest expense	1,391	1,293	6,241	4,858
Interest income	(78)	(7)	(238)	(74)
(Gain)/loss on disposal of property and equipment	194	63	(50)	413
Loss on impairment of assets	778	—	2,987	654
Income before income taxes	32,396	28,263	87,513	65,811
Income tax expense	12,559	12,513	33,310	30,048
Net income	$19,837	$15,750	$54,203	$35,763

Net income per common share - basic	$0.33	$0.26	$0.89	$0.59
Weighted average number of shares outstanding - basic	60,883	61,100	60,868	61,054

Net income per common share - diluted	$0.32	$0.26	$0.88	$0.58
Weighted average number of shares outstanding - diluted	61,762	61,595	61,667	61,440

Consolidated Balance Sheets

December 31, 2009 and December 31, 2010

(in thousands, except per share data)

	December 31,	December 31,
	2009	2010

Assets
Current assets
Cash and cash equivalents	$38,189	$26,948
Advances and fees receivable, net	204,234	205,207
Deferred income taxes	19,145	18,615
Other current assets	17,383	19,869
Total current assets	278,951	270,639
Restricted cash	4,366	3,752
Property and equipment, net	31,839	25,054
Goodwill	127,031	126,914
Customer lists and relationships, net	—	2,282
Other assets	3,964	3,011
Total assets	$446,151	$431,652

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,562	$12,554
Accrued liabilities	31,432	37,939
Income tax payable	11,400	42
Accrual for third-party lender losses	4,528	5,420
Current portion of long-term debt	851	767
Total current liabilities	61,773	56,722
Revolving credit facility	141,058	111,930
Long-term debt	4,367	3,600
Deferred income taxes	23,349	23,148
Deferred revenue	2,717	890
Other liabilities	274	321
Total liabilities	233,538	196,611

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized;
no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized;
96,821 shares issued and 61,614 shares outstanding at December 31, 2009
96,821 shares issued and 62,148 shares outstanding at December 31, 2010	968	968
Paid in capital	290,146	290,753
Retained earnings	182,765	203,001
Accumulated other comprehensive loss	(1,934)	(1,885)
Common stock in treasury (35,207 shares at cost at December 31, 2009;
34,673 shares at cost at December 31, 2010)	(259,332)	(257,796)
Total stockholders’ equity	212,613	235,041
Total liabilities and stockholders’ equity	$446,151	$431,652